EXHIBIT 99.1

                            AGREEMENT OF JOINT FILING

THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 9th day of November, 2007, by and among Midsummer Investment, Ltd. and Midsummer Capital, LLC.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G relating to their ownership (direct or otherwise) of any securities of Paincare Holdings, Inc., a Delaware corporation, and any and all amendments thereto and any other document relating thereto (collectively, the "Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This Agreement is intended to satisfy the requirements of Rule 13d-l (k)(l) under the Exchange Act. This agreement may be executed in any number of counterparts, each of which shall be deemed to be in original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                              MIDSUMMER INVESTMENT, LTD.

                              By: MIDSUMMER CAPITAL, LLC, its investment manager


                              By: /s/ Scott D. Kaufman
                                  ------------------------------
                                  Name:  Scott D. Kaufman
                                  Title:


                              MIDSUMMER CAPITAL, LLC


                              By: /s/ Scott D. Kaufman
                                  ------------------------------
                                  Name:  Scott D. Kaufman
                                  Title: